EXHIBIT 12

FOOT LOCKER, INC.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Unaudited)
($ in millions)

	Thirteen Weeks ended		Fiscal Year ended
	May 3,	May 5,	Feb. 2,	Feb. 3,	Jan. 28,	Jan. 29,	Jan. 31,
	2008	2007	2008(1)	2007	2006	2005	2004
NET EARNINGS
Income from continuing operations	$3	$17	$45	$247	$263	$255	$209
Income tax expense (benefit)	12	10	(95)	145	142	119	115
Interest expense, excluding
capitalized interest	5	5	21	23	23	22	26
Portion of rents deemed
representative of the interest factor	56	54	224	214	210	202	177
	$76	$86	$195	$629	$638	$598	$527
FIXED CHARGES
Gross interest expense	$5	$5	$21	$23	$23	$22	$26
Portion of rents deemed
representative of the interest factor	56	54	224	214	210	202	177
	$61	$59	$245	$237	$233	$224	$203
RATIO OF EARNINGS TO FIXED
CHARGES	1.2	1.5	0.8	2.7	2.7	2.7	2.6
____________________

(1)	The results for the year ended February 2, 2008 have been revised to reflect an immaterial correction related to income taxes. The revision had no effect on the fixed charge coverage ratio.